UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.            )

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Kinder Morgan, Inc.
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1001 Louisiana Street, Suite 1000
Houston, Texas 77002
April 26, 2024

Dear Fellow Stockholders:
I am writing to you on behalf of the Board of Directors (the “Board”) of Kinder Morgan, Inc. (“KMI”) to ask for your support by voting in accordance with the Board’s recommendation “AGAINST” Item 5, a stockholder proposal related to establishing a greenhouse gas (GHG) emission reduction target.
Norges Bank (the “proponent”) filed a Notice of Exempt Solicitation on April 18, 2024 urging stockholders to vote in favor of Item 5. While we agree with the proponent’s view that reducing emissions is important, we disagree with numerous statements in the proponent’s filing and would like to provide perspective and context that are important to the consideration of the stockholder proposal.
This perspective is informed by the management team’s regular assessment, and the Board’s regular review, of KMI’s emissions profile and opportunities that exist to reduce our Scope 1 and 2 emissions, including the possibility of setting forward-looking targets. We conduct thorough analysis to understand the sources of our emissions and the available alternatives that exist to reduce these emissions. This analysis, which is disclosed in our most recent ESG Report, includes assessing factors such as the potential reduction in GHG emissions, reliability of our operations, replacement costs, government incentives, and our engagement with customers, amongst other factors. It also includes relevant risks that our business could be exposed to, such as potential litigation, regulatory challenges, or reputational risks. Each year, changes in the regulatory or economic environment, technological advancements, customer behavior, and other factors may impact this analysis.
At this time, our current analysis indicates that there is a relatively small number of options for us to set and implement GHG reduction targets. Setting and implementing GHG reduction targets may result in KMI undertaking highly prescriptive, costly and uneconomic actions that may interfere with our ordinary business operations. Additionally, there are a number of other variables that would require us to be reliant on factors outside of our control to reach such targets. We share in detail below, and in our statement in opposition to the stockholder proposal included in the proxy statement (our “response statement”), how setting and reaching targets may be extremely costly and complex, may require KMI to take actions that are value destructive for stockholders, and may result in added risks for our stockholders. We are committed to continuing to evaluate the feasibility of setting targets going forward. As we have done with other targets, such as our methane targets, we will adopt targets when we have a reasonable basis to determine that they can be achieved.
Seemingly generic proposal may result in KMI taking highly prescriptive, specific actions.
On its face, the stockholder proposal from the proponent appears to be vague and allow for flexibility in how management would implement the proposal. However, the proposal fails to account for our unique business operations and, specifically, the sources of our Scope 1 and 2 emissions and the steps it could take to set a forward-looking target to reduce these emissions at this time.
Specifically, there are two main sources of our Scope 1 emissions, and one main source of our Scope 2 emissions:
•61% of our 2022 Scope 1 and 2 GHG emissions come from total combustion emissions, mostly from combusting natural gas to power our natural gas-fired compressor stations. Currently, the primary way to reduce these emissions is by replacing existing gas fired compression with electric compression or more costly dual-drive compression. Our current analysis estimates that replacing our gas fired compressors with electric compressors could cost in excess of $20 billion, as disclosed in our response statement. While we recognize the proposal does not require 100% abatement of compressor emissions in a single program, this figure should illustrate for stockholders the high upfront cost required to switch to electric compression. Specifically, we estimate that the cost to replace our natural gas compression fleet with electric driven compression would average $3,200 to $4,800 per horsepower. Our Natural Gas Pipelines business segment compressors have a combined output of over 6 million horsepower. There are additional costs and operational complexities with this switch (described below). While large scale adoption of electric compression would be value-destructive for KMI stockholders at this time, it is important to note we do have some electric compressor stations in our operations where it makes economic and operational sense. We remain committed to evaluating the economic feasibility of electric compressor stations when spending capital to install, upgrade, retrofit, or replace natural gas-fired compressors in our Natural Gas Pipelines business segment.
•Another 16% of our 2022 Scope 1 and 2 GHG emissions come from vented and fugitive emissions. We already have a quantified target in place for these emissions. As a founding member of the ONE Future Coalition (ONE Future), we committed to a methane emission intensity target of 0.31% for our natural gas transmission and storage operations by 2025.
•Purchased electricity accounted for approximately 17% of our 2022 Scope 1 and 2 GHG emissions. While we plan to look for opportunities, where appropriate, to increase our green power utilization when renewing power purchase agreements, our Scope 2 emissions are largely driven by the sources of electricity that supply the electric grid. For example, Texas, which is among the states with the highest renewables penetration, generated over half of its power from hydrocarbons in 2022, with 42.6% and 16.6% being generated by natural gas-fired and coal-fired power plants, respectively.1 While these percentages may change over the long-term, this mix is driven by factors outside of KMI’s control, which contributes to the difficulty of setting a forward-looking target for our Scope 2 emissions at this time.
In total, the above three sources represented roughly 94% of our Scope 1 and 2 GHG emissions in 2022.
The proponent’s supplemental filing could be viewed as suggesting that Kinder Morgan take a very specific action – electrify its compressor stations. If this were the action requested in the proposal, it would likely be deemed very prescriptive and related to our ordinary business operations.
As part of our regular analysis of our emissions profile and reduction opportunities, we will continue to assess the feasibility of electrifying more of our compressor stations. We have disclosed publicly that we are committed to doing so. However, as described in our disclosures, there are a variety of factors outside of our control that make quantifying this effort in a forward-looking manner difficult to do without potentially committing to value destructive actions and exposing our stockholders to other unnecessary risks at this time.
The proponent’s discussion ignores the costs of switching to electric compression along with the reduced reliability of our services it would cause.
We agree with the proponent on the importance of reducing our emissions, and we are taking steps to do so. However, we disagree with the proponent’s thesis regarding how further reductions can be achieved. Their assertion is that we should commit to electrification of our compressor fleet over time and that, while such electrification may simply replace Scope 1 for Scope 2 GHG emissions in the short term, greening of the electricity grid over time would—at some point—result in a reduction in our aggregate Scope 1 and Scope 2 emissions. In addition to the substantial cost of replacing natural gas-fired compressors with electric compressors and the cost and complexity of additional transmission lines, capacity expansions and other upgrades to third-party electrical generation facilities to support the substantial load required to run our compressors, this assertion completely ignores the critical consideration of reliability.
The use of electric compressors powered by an electric grid could pose serious reliability concerns, particularly in many areas of the country where our pipelines exist that are rural, and/or have undersupplied power grids. Electric compressors would cease to operate during an electric power outage, resulting in an interruption of natural gas supply to utilities, impacting their ability to produce electricity, among many other customer and end-user interruption concerns. We expect this reliability concern will only be exacerbated over time as the electricity grid faces increasing pressure from energy-intensive artificial intelligence infrastructure, data centers, cryptocurrency mining operations and electric vehicle penetration.
We are developing internal processes to consistently evaluate the feasibility of using electric or dual-drive compressors on our expansion projects and when we spend capital to upgrade, retrofit, or replace existing natural gas-fired compressors in our Natural Gas Pipelines business segment. Unlike some others in our industry, we do not have a long-term compressor replacement program; rather, we replace compressors when necessary. Our evaluations completed to date have generally resulted in findings that electric compression would not be appropriate for reasons of operational or economic feasibility. Given the operational complexities and risks involved, we believe it would not be prudent to commit to a specific rate of gas-to-electric conversions in a manner that would translate into a GHG reduction target.
1 https://comptroller.texas.gov/economy/economic-data/energy/2023/texas.php.

Our decarbonization efforts are focused on solutions we can offer and changes we can make now to contribute to the global effort to address climate change.
We believe it is a mischaracterization to assert that KMI is “falling behind [our] peers and the industry’s direction of travel.” First, contrary to the proponent’s statement, approximately half of our direct competitors (midstream companies that operate pipelines, storage and associated infrastructure) have established GHG reduction targets, and approximately the same proportion of our proxy peers currently have a methane reduction target in place. In addition, we believe our customers have responded positively to our efforts to facilitate the energy evolution, including through our leadership roles in ONE Future and the development of responsibly sourced or producer-certified natural gas (offering the first and only FERC-approved responsibly sourced or producer certified natural gas pooling service), and through offerings such as renewable natural gas as well as transportation and storage for renewable fuels and feedstocks. Further, we have one carbon sequestration and storage (CCS) project under development, and we recently leased a reservoir with over 300 million tonnes of CO2 storage capacity, which we believe provides a geographically and geologically advantaged platform to develop additional CCS solutions for emissions sources near the Houston Ship Channel.
We also participate in initiatives and studies focused on enhancing and improving methane emissions measurement, including the U.S Department of Energy’s ARPA – E Project, a methane study funded by the New York State Energy Research and Development Authority, and a collaboration among Cheniere Energy, Inc., midstream operators, methane detection technology providers, and leading academic institutions on a project to quantify, monitor, report, and verify GHG emissions associated with the operation of natural gas gathering, processing, transmission, and storage systems.
We disclose detailed information in our ESG Report regarding the sources of our Scope 1 and 2 emissions, how we are working to reduce those emissions, and the factors that play a role in our analysis and our efforts to date. Much of this disclosure is more detailed and advanced than current industry standards, and we have received positive feedback from our stockholders on the level of detail included in this disclosure.
Our actions have translated into tangible results. Over our last three reported years (2020 to 2022), we reduced methane emissions by 30% while increasing throughput on our system by placing a significant number of new projects into service. Our methane intensity has ranged from 0.03% to 0.04% over our last three reported years, well below the ONE Future target. In addition, we have surpassed our annual short-term methane related GHG emission mitigation and avoidance target for each of our last three reported years, resulting in over 10 million metric tons of avoided CO2e emissions.
We are committed to managing our business responsibly and in the interests of long-term stockholder value.
We agree with the proponent that managing GHG emissions is an important part of the equation for maintaining the competitiveness and resilience of our business in the long term. It is why we conduct a scenario analysis on an annual basis to assess our strategy under different climate scenarios and have taken steps such as establishing our GHG reduction opportunities working group (GROW) to focus on identifying additional GHG emission reduction opportunities throughout our businesses over time.
It is also why we regularly engage with our stockholders on climate and ESG topics. Our directors and executive officers as a group own approximately 13% of KMI’s common stock and are deeply aligned with the long-term interests of our stockholders. As fellow stockholders, we are committed to managing our business responsibly while enhancing long-term stockholder value.
We appreciate your attention and request that you vote “AGAINST” Item 5.
Thank you for your continued support.
Sincerely,

Richard D. Kinder
Executive Chairman
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